Exhibit 99.1

Magnolia Solar is using Nanotechnology to Develop High-Efficiency Thin Film Solar Cells

ALBANY, NY and WOBURN, MA – July 22, 2014 – Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”) announced that it is pioneering the application of nanotechnology for both flexible CIGS and III-V solar cells in order to boost performance and lower costs. Magnolia Solar has developed nanostructured optical coatings that can minimize reflection losses and enhance light trapping when applied to the surface of either CIGS or III-V solar cells. Magnolia Solar is also developing the technology to apply novel nanostructured designs to the absorber layer of high-performance III-V and CIGS solar cells in order to reduce recombination losses and increase the capture of low-energy photons.

Dr. Roger Welser, Magnolia Solar Chief Technical Officer (CTO), further stated, “Photovoltaic (PV) devices can provide a mobile source of electrical power for a wide variety of applications in both space and terrestrial environments. Many of these mobile and portable power applications can directly benefit from the development of flexible, lightweight, high-efficiency solar cells. Emerging technical approaches for achieving flexible photovoltaic power include the growth of copper indium gallium diselenide (CIGS) cells on flexible substrates and the epitaxial liftoff (ELO) of III-V devices onto thin metal film.”

Dr. Yash R. Puri, Executive Vice-President of Magnolia Solar Corporation, attended the Intersolar Energy Conference in San Francisco (July 6-10) to explore commercialization of the patent pending nanostructure-based coating technology for enhanced power output from solar panels. Dr. Puri stated, “This conference provides a forum to speak with leaders from many potential partner companies to explore commercialization of our technology to further enhance the power output of the solar panels.”

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation stated, “We are delighted to work very closely with the newly merged SUNY College of Nanoscale Science and Engineering (CNSE) / SUNY Institute of Technology (SUNYIT) institution, and our office in the Albany NanoTech complex allows our technical staff to work very closely with top researchers at the CNSE/SUNYIT facilities which have directly led to innovative patent pending designs using nanotechnology. This is helping us to meet our goals of high-efficiency thin film solar cells.”

“In support of Governor Andrew M. Cuomo’s clean energy-based vision for New York State and in furtherance of his NY-SUN initiative, we are thrilled that New York is fast becoming the epicenter for solar power research, development, and commercialization, as companies like Magnolia Solar continue to leverage SUNY CNSE/SUNYIT’s state-of-the-art, statewide resources that are providing a unique, cost-effective platform for the development of next-generation technologies,” said Dr. Pradeep Haldar, Vice President of Entrepreneurship Innovation and Clean Energy Programs at the newly merged SUNY CNSE/SUNYIT institution; Director of the SUNY CNSE/SUNYIT Energy and Environmental Technology Applications Center (E2TAC); Executive Director of New Energy New York (NENY); and Chief Operating and Technology Officer of the U.S. Photovoltaic Manufacturing Consortium (PVMC).

About Magnolia Solar Corporation

Based in Albany, NY and Woburn MA, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary flexible thin-film solar cell technologies that employ nanostructured materials and designs. Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings. Magnolia’s patent pending technology has the ability to capture a larger part of the solar spectrum to enable high efficiency solar cells and incorporates a unique nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt. The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells. Magnolia’s solar cell technology can be used to generate power for existing electrical grids and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

info@magnoliasolar.com

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